Exhibit 9.9


                           , 1996



[13 CareMatrix Corporations]
197 First Avenue
Needham, MA  02194

Gentlemen:

         This opinion is furnished to you pursuant to Section 9.9 of the Agreement and Plan of Merger dated July 3, 1996, (the "Agreement") , by and among the Standish Care Company ("Standish"), twelve subsidiaries of Standish (the Acquisition Subsidiaries") and the twelve corporations to whom this letter is addressed ( collectively "CareMatrix").

         We have acted as counsel to Standish in connection with the execution and delivery of the Agreement and the transactions contemplated thereby.

         In rendering our opinion we have examined the Agreement, the Certificates of Merger executed by the Acquisition Subsidiaries (the "Certificates of Merger"), and such laws, certificates of public officials, certificates of officers of Standish, instruments, documents, and corporate records, and have made such other investigations, as we have deemed necessary in connection with the opinions hereinafter set forth. In such examination we have assumed (i) the genuineness of all signatures on certificates and documents other than those of Standish, (ii) the accuracy, completeness and authenticity of all records and documents submitted to us as originals, and (iii) the conformity to the original of all documents submitted to us as certified, conformed or photostatic copies.

         The Agreement and the Certificates of Merger are collectively referred to herein as the "Transaction Documents." Capitalized terms used but not defined herein shall have the meanings attributed to them in the Agreement.

         Based upon the foregoing, and subject to the qualifications and exceptions set forth herein, having regard for legal considerations we deem relevant, we are of the opinion that:



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CareMatrix Corporation
           , 1996
Page 2


        1. Standish and each Acquisition Subsidiary are corporations duly organized, validly existing. and in good standing under the laws of their jurisdictions of incorporation set forth on Schedule 3.2 to the Agreement. Standish and each Acquisition Subsidiary are duly qualified and in good standing as foreign corporations in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business or assets of Standish or any Acquisition Subsidiary.

        2. Standish and each Acquisition Subsidiary have the corporate power and authority necessary to own and hold the properties each now purports to own and hold and to conduct their business substantially as now conducted; and Standish and each Acquisiton Subsidiary has the corporate power and authority necessary to enter into the Transaction Documents and the transactions contemplated thereby and to carry out the respective terms thereof.

        3. The execution and delivery by Standish of the Transaction Documents and the performance by Standish and each Acquisiton Subsidiary of its obligations under the Agreement have been duly authorized by all necessary corporate action on the part of Standish. Each of the Transaction Documents has been duly executed and delivered by Standish and each Acquisiton Subsidiary. The Agreement constitutes legal, valid and binding obligations of Standish and the Acquisition Subsidiaries, enforceable against them in accordance with its terms.

        4. The execution and delivery by Standish and the Acquisition Subsidiaries of the Transaction Documents, and the performance by them of their obligations thereunder, will not (a) violate or contravene any provision of their charter documents or bylaws or any statute, rule or regulation, (b) result in a breach of or cause a default under or give rise to any termination, cancellation or acceleration of the maturity of any payment date under the terms or conditions of any indenture, agreement or other instrument known to us to which Standish is a party or by which Standish or any assets of Standish or any Acquisition Subsidiary are bound, (c) violate any order, writ, judgment, injunction or decree known to us by which Standish is bound or to which any of them is subject, or (d) to our knowledge, result in the creation of any lien, pledge, charge or encumbrance upon any of the assets of Standish or any Acquisition Subsidiary.

        5. No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or, to our knowledge, any third person is required as a condition precedent to the consummation by Standish and the Acquisition Subsidiaries of the transactions contemplated by the Transaction Documents which has not been obtained or waived.



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CareMatrix Corporation
           , 1996
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        6. To our knowledge, there is no action, suit, proceeding or investigation pending or threatened against Standish or any Acquisition Subsidiary which would, if decided adversely to Standish or any Acquisition Subsidiary, have a materially adverse affect on the assets of Standish or any Acquisition Subsidiary or adversely affect the right of Standish to enter into the Transaction Documents or to consummate the transactions contemplated thereby.

        7. The authorized capital stock of the Standish consists of: _________ shares of Common Stock, $.01 par value, of which _____ shares are outstanding; ______ shares of Preferred Stock, par value $.01 per share, of which _______ are outstanding. All issued and outstanding shares of the Standish's Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. We know of no outstanding warrants, options, convertible securities or other rights requiring the issuance of shares of capital stock of Standish or for the issuance of any securities convertible in or exchangeable for shares of capital stock of Standish.

        8. Upon the filing of the Certificates of Merger with the Secretary of State of State of Delaware, the Merger shall be duly consummated in accordance with the Delaware Law with the effect provided therein and in Section 1.2 of the Agreement.

        9. The holders of not more than ten percent of Standish's Common Stock have appraisal rights arising out of the consummation of the transactions contemplated by the Transaction Documents.

         Our opinions set forth above are subject to the following qualifications:

         (A) In rendering these opinions, we have examined and relied on all of the representations and warranties as to matters of fact and upon all of the covenants contained in the Transaction Documents and certificates of certain officers of Standish.

         (B) For the purpose of these opinions, we have assumed that CareMatrix has all requisite power and authority and has taken all necessary corporate and other action to enter into the Agreement and to effect the transactions contemplated thereby.

         (C) The opinions expressed above are qualified to the extent the validity or enforceability of any provision in the Transaction Documents, or of any rights granted to you pursuant thereto, may be subject to and affected by applicable bankruptcy, solvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally. No opinion is expressed as to whether any provision of the Transaction Documents is specifically enforceable in equity, whether such enforceability is considered in a proceeding in equity or at law.


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CareMatrix Corporation
           , 1996
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         (D) We have made such examination of the Delaware General Corporation
Law and federal law as we have deemed relevant for the purpose of this opinion, but we have not made an independent review or investigation of the laws of any other state or jurisdiction and express no opinion as to the laws of any such state or jurisdiction.

         (E) Where we have indicated that our opinion is to our knowledge or relates to matters or documents known to us, this opinion is based solely upon the actual knowledge of facts or other information by those attorneys in our firm who have been actively involved in the preparation and negotiation of the Transaction Documents.

         This opinion is solely for your benefit in connection with the Agreement and the transactions contemplated thereby, and may not be quoted to, or relied upon, or furnished to any other person or entity without our prior written consent.

         Our rendering of this opinion to you does not obligate us to render any further opinion to you or to update this opinion at any time in the future.

                                                     Very truly yours,



                                                     Robinson & Cole



The Standish Care Company
           , 1996
Page 1